Exhibit 10.A
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                     FINOVA 2007 ANNUAL INCENTIVE PLAN RULES
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                                  January 2007

1.       PARTICIPANTS:


         All employees who are in good standing as at January 1st 2007


         New hires may be subject to a probation period (no longer than 90 days) before being eligible to participate in the Plan. Upon satisfactory completion of the probation period new hire participation will be effective from the hire date and pro-rated for service during 2007. Past employees who are re-hired are eligible for immediate participation.

2.       PERFORMANCE INCENTIVE BONUSES:


         Incentive Amounts. All participants may be paid a percentage of their earnings paid from January 1, 2007 to December 31, 2007. Earnings include pay for regular time, overtime, holiday and PTO it excludes payments received for short-term disability, sick pay, payment under any recognition program or other bonus plan. The bonus percentage will be based on participant's pay grade and criticality. The amount of the bonus will be subject to the recommendation of the participant's supervisor and the approval of the CEO.


         Form and Timing of Incentive Payment. All Incentive Bonuses will be paid as lump sums, less applicable taxes, by the last working day of February 2008. Participants, whose employment involuntarily terminates during 2007, other than for cause or documented unsatisfactory performance, will receive any bonus award on the payroll covering the employee's last date of employment. Payment of the bonus will be on the recommendation of the employee's supervisor and the approval of the CEO after a review of performance and transition of duties before termination. The amount of the bonus will be pro-rated according to the length of service during 2007.

3.       OTHER KEY PROVISIONS:

         Incentive Plan Bonus Payments. The Plan has been specifically designed to be discretionary in nature. Factors bearing on an employee's individual bonus award will be employees' contribution to the continued wind-down of the Company, the achievement of the business unit's objectives and employee's personal performance. This includes, but is not limited to, the employee's attitude, commitment and support for others. If the employee's performance meets expectations and the business unit has achieved its objectives, the employee may expect a bonus midway of the range of bonus opportunities. Falling short of expectations will likely result in a lower bonus. A bonus above the mid-point may be awarded if an employee's performance is exceptional.

         Resignations and Terminations for Cause or Performance. Employees who voluntarily resign or are terminated for cause or documented unsatisfactory performance are not eligible to receive any amounts under this plan including severance benefits.

         Leaves of Absence. Performance Incentive Bonuses (if eligible) will be proportionately reduced for periods of time employees are on approved leaves of absence (e.g., medical, workers' compensation or personal), except as required by law.

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         Discretion. Business Unit Managers in conjunction with the Human
         Resources have the authority to modify incentive bonus percentages if it is determined that individual performance warrants such actions. The VP-Human Resources and the CEO must approve any increases in bonus percentage and any exceptions to this plan. The CEO has the discretion to increase or decrease bonus payments. Any modification in bonus opportunity will be communicated to the employee in writing.

         Preservation of Rights. Nothing in this plan shall alter the "at will" nature of employment. This includes employees' rights to resign at any time and for any reason and the company's right to terminate employees at any time and for any reason.

         The 2007 Incentive Plan and its application shall be governed by the laws of the State of Arizona, without regard to its conflict of laws principles, and to the extent applicable, by Federal law. References to an officer includes his or her successor. Decisions of officers may be superseded by decisions of Senior Management or the Board of Directors of FINOVA Group or FINOVA Capital or their committees.





















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